EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
AVP, Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2012 RESULTS

NASHVILLE, Tenn. (April 23, 2012)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2012.

Highlights:

•	Revenues of $23.7 million in the first quarter of 2012, up 28% over the first quarter of 2011

•	Operating income of $2.3 million in the first quarter of 2012, compared to $2.6 million in the first quarter of 2011: annual customer Summit net costs of approximately $520,000 incurred in the first quarter of 2012 versus the second quarter of 2011

•	Net income of $1.4 million in the first quarter of 2012, compared to net income of $1.5 million in the first quarter of 2011, and earnings per share (EPS) of $0.05 per share in the first quarter of 2012, compared to EPS of $0.07 per share in the first quarter of 2011

•	Adjusted EBITDA[1] of $4.1 million in the first quarter of 2012, up 8% from $3.8 million in the first quarter of 2011

Financial Results:
First Quarter 2012 Compared to First Quarter 2011
Revenues for the first quarter of 2012 increased $5.2 million, or 28 percent, to $23.7 million, compared to $18.5 million for the first quarter of 2011. Revenues for HealthStream Learning and HealthStream Research grew by 37 percent and six percent, respectively, over the prior year first quarter.

Revenues from HealthStream Learning increased by $4.9 million, or 37 percent, when compared to the first quarter of 2011. Revenues from our Internet-based subscription products increased by approximately $3.5 million, or 28 percent, over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from project-based services increased $595,000 over the prior year quarter. SimVentures, our collaborative arrangement with Laerdal Medical A/S, delivered $374,000 in revenues in the first quarter of 2012, which compares to no revenue in the first quarter of 2011.

Revenues from HealthStream Research increased by $357,000, or six percent, when compared to the first quarter of 2011. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $556,000, or 13 percent, when compared to the first quarter of 2011. Revenues from other surveys, which are conducted on annual or bi-annual cycles, decreased by $199,000, or 16 percent, when compared to the first quarter of 2011.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Operating income for the first quarter of 2012 was $2.3 million, compared to $2.6 million for the first quarter of 2011. This decrease was influenced by the timing of our annual customer Summit, which occurred during the second quarter of 2011. In the first quarter of 2012, our holding of the Summit decreased operating income by approximately $520,000. In addition, because of record sales performance, the Company experienced higher commissions expense compared with the prior year first quarter.

Net income for the first quarter of 2012 was $1.4 million, compared to $1.5 million in the first quarter of 2011. Earnings per share (EPS) were $0.05 per share (diluted) in the first quarter of 2012, compared to $0.07 per share (diluted) for the first quarter of 2011. Key factors impacting EPS in the first quarter of 2012 were the effect of additional shares outstanding from the Company’s fourth quarter 2011 follow-on stock offering and the timing of the Summit. The impact of the follow-on offering added approximately 3.6 million shares to the first quarter 2012 fully diluted EPS calculation.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $4.1 million for the first quarter of 2012 compared to $3.8 million for the first quarter of 2011.

At March 31, 2012, the Company had cash and marketable securities of $91.6 million, compared to $89.5 million at December 31, 2011. Capital expenditures totaled $1.8 million for the first quarter of 2012.

Other Business Updates
At March 31, 2012, approximately 2,659,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 2,400,000 at March 31, 2011. The total number of contracted subscribers at March 31, 2012 was approximately 2,790,000, up from approximately 2,523,000 at March 31, 2011. “Contracted subscribers” include both the 2,659,000 subscribers already implemented and the 131,000 subscribers in the process of implementation.

Customers representing approximately 96 percent of subscribers that were up for renewal did renew in the first quarter of 2012, while our renewal rate based on the annual contract value was approximately 102 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the first quarter of 2012 compare to a subscriber renewal rate of 100 percent and an annual contract value renewal rate of 105 percent during the first quarter of 2011.

For the trailing four quarters ended March 31, 2012, customers representing approximately 97 percent of subscribers that were up for renewal did renew during the trailing four quarter period, while our renewal rate based on the annual contract value was approximately 105 percent. The trailing four quarter renewal measurements are calculated on the same basis as the quarter results.

On March 6-9, 2012, we welcomed approximately 600 of our customers and 40 prospects from across the nation to our Summit 2012, held in Nashville. At this annual event, workshops and presentations focused on the sharing of best practices for developing the healthcare workforce and on improving healthcare organizations. Sessions were provided along four tracks: Leadership & Strategy, Human Resources, Education, and Quality. In collaboration with our partners—with about half of our content partners in attendance at the Summit—we introduced new products for talent development, including Lippincott Williams & Wilkins’ Professional Development Programs. Together with our partner, Laerdal Medical A/S, we showcased our innovative SimCenter platform and associated products for making simulation-based learning easier and more accessible. Attendees also had the chance to participate in continuing education opportunities; collectively, over 380 learning activities were completed.

In March 2012, HealthStream announced the launch of the HealthStream Performance Center™ (HPC), an innovative software-as-a-service (SaaS) based performance management solution for hospitals. The HPC provides an automated, paperless performance appraisal process, which increases completion rates and consistency with all aspects of hospitals’ workforce appraisal processes—enterprise-wide. The launch of the HPC further contributes to our larger suite of talent management and development solutions for hospitals.

In January 2012, HealthStream launched two new Physician Insights™ surveys to complement our traditional medical staff survey. The new surveys allow our hospital customers to obtain input from two different sectors of the physician community: referring physicians, physicians who actively refer to the hospital but do not regularly admit patients, and employed physicians, physicians who are employed by a hospital or healthcare system.

Financial Expectations
The Company also reiterated its previous guidance and anticipates that consolidated revenues for the full year 2012 will grow by 21 percent to 25 percent when compared to the full year 2011. We anticipate revenue growth in the Learning segment to be in the 28 percent to 32 percent range and the Research segment’s revenue to increase by approximately six percent to nine percent.

We expect that operating income will increase between 20 percent and 26 percent for the full year of 2012 versus our 2011 results.

We believe that equivalent shares for purposes of calculating diluted earnings per share will be between 27.4 million and 27.6 million as a result of our follow-on offering in November 2011. We anticipate that our effective book income tax rate will be between 39 percent and 40 percent. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carry-forwards of approximately $14.5 million and $12.6 million, respectively, to offset taxable income.

We expect that capital expenditures, including hardware, software, capitalized software development and additional office space will range between $8.0 and $9.0 million during the full year of 2012.

“With first quarter revenues up 28 percent over the prior year quarter and record quarterly sales, HealthStream is starting the year strong,” said Robert A. Frist, Jr., chairman and chief executive officer. “To support our healthcare organization customers develop their workforce and improve their outcomes, we are investing in our products and workforce, while we continue to innovate new solutions—such as the HealthStream Performance Center launched in the first quarter. I believe we are well positioned for sustained growth in 2012.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of investor relations and communications will be held on Tuesday, April 24, 2012 at 9:00 a.m. (EST). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #72800374) for U.S. and Canadian callers and 404-537-3406 (conference ID #72800374) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, approximately 2.8 million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has an additional office in Laurel, Maryland. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	March 31,
	2012	2011
Revenues	$23,674	$18,506
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	9,575	7,070
Product development	1,869	1,786
Sales and marketing(1)	5,536	3,508
Other general and administrative	2,819	2,542
Depreciation and amortization	1,534	1,043

Total operating expenses	21,333	15,949
Operating income	2,341	2,557
Other income (expense), net	19	20

Income before income taxes	2,360	2,577
Income tax provision	940	1,051

Net income	$1,420	$1,526

Net income per share:
Net income per share, basic	$0.05	$0.07

Net income per share, diluted	$0.05	$0.07

Weighted average shares outstanding:
Basic	25,999	21,837

Diluted	27,335	22,969

(1)	Includes approximately $870,000 of expenses associated with the Summit during the three months ended March 31, 2012.

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	March 31,	December 31,
	2012	2011(1)
ASSETS
Current assets:
Cash and cash equivalents	$24,268	$76,904
Marketable securities – short term	61,284	6,552
Accounts and unbilled receivables, net	17,370	17,330
Prepaid and other current assets	3,839	5,213
Deferred tax assets, current	4,140	5,080

Total current assets	110,901	111,079
Marketable securities – long term	6,002	5,996
Capitalized software development, net	8,302	7,940
Property and equipment, net	6,229	6,087
Goodwill and intangible assets, net	22,886	23,104
Other assets	31	31

Total assets	$154,351	$154,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$6,002	$9,689
Deferred revenue	24,233	22,759

Total current liabilities	30,235	32,448
	323	323

Deferred tax liabilities, non-current	323	323
Other long-term liabilities	620	551

Total liabilities	31,178	33,322
Shareholders’ equity:
Common stock	155,247	154,409
Comprehensive loss	(7)	(7)
Accumulated deficit	(32,067)	(33,487)

Total shareholders’ equity	123,173	120,915

Total liabilities and shareholders’ equity	$154,351	$154,237

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2011.

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Unaudited
	Three Months Ended
	March 31,	March 31,
	2012	2011
Operating activities:
Net income	$1,420	$1,526
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,534	1,043
Deferred income taxes	940	1,051
Share-based compensation	242	190
Changes in assets and liabilities:
Accounts and unbilled receivables	(40)	(2,075)
Prepaid and other assets	1,463	646
Accounts payable, accrued and other liabilities	(3,620)	(2,180)
Deferred revenue	1,475	3,342

Net cash provided by operating activities	3,414	3,543

Investing activities:
Changes in marketable securities	(54,883)	(2,593)
Purchases of property and equipment	(763)	(708)
Payments associated with capitalized software development	(1,000)	(4,086)

Net cash used in investing activities	(56,646)	(7,387)

Financing activities:
Proceeds from exercise of stock options	596	199
Payments on capital leases	—	(2)

Net cash provided by financing activities	596	197

Net decrease in cash and cash equivalents	(52,636)	(3,647)
Cash and cash equivalents at beginning of period	76,904	17,868

Cash and cash equivalents at end of period	$24,268	$14,221

Reconciliation of Adjusted EBITDA
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Unaudited
	Three Months Ended
	March 31,
	2012	2011
Net income	$1,420	$1,526
Interest income	(31)	(22)
Interest expense	12	9
Income tax provision	940	1,051
Share-based compensation expense	242	190
Depreciation and amortization	1,534	1,043

Adjusted EBITDA	$4,117	$3,797

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2012 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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